 EXHIBIT 10.4
SERVICES AGREEMENT

This agreement (“Agreement”) sets forth the terms and conditions under which COLLEGESTOCK, Inc. (“CollegeStock”) agrees to provide certain consulting services, as more specifically set fourth hereinafter, to INVO Bioscience, Inc. herein referred to as (“Client”).

1.	Services. CollegeStock will provide Client with the following services:

(a)	Detailed profile of client including benefits of investing in client; to be featured on CollegeStock.com for the duration of the contract.
(b)	A minimum of one (1) 60 second placement featuring client on the Wide World of Stocks television show.
(c)	A minimum of one (1) Micro Cap Movie featuring client to be broadcast on the internet to a minimum of 100,000 viewers.
(d)	A detailed ‘Stock Wiki’ featured on www.Wikinvest.com for the duration of the contract.
(e)	Management of clients twitter feed and additional social networking outlets.
(f)	Prominent branding and advertising of client’s opportunity featured on the homepage of CollegeStock.com for the duration of the agreement.

2.	Term. This Agreement shall be for a period of one (1) year commencing September 1, 2009 and terminating September 1, 2010.

3.	Fees. Consultant shall be compensated as follows:

a.	A retainer of 1 million shares of rule 144 restricted stock 50% due upon signing and the remainder by March 1, 2010.

4.	Expenses. Client shall reimburse Consultant for all reasonable, pre-approved expenses incurred by it in connection with this agreement. Reimbursement shall be on a bi-weekly basis.

5.
Compliance with Law.  Consultant agrees to provide services contemplated under this agreement in strict accordance with applicable laws and agrees to indemnify Client for specific damages only incurred by it as a result of Consultant’s negligent acts or blatant omissions in violation of such laws.

6.	Governing Law. This agreement shall be interpreted under and governed by the laws of the State of Massachusetts without regard to conflicts of laws.

7.
Arbitration. Any controversy, dispute or claim between the parties relating to this agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association in the State of Massachusetts.  As to any and all disputes, the prevailing party shall be entitled to recovery of all costs including but not limited to attorney’s fees, court costs, costs of appeal, interest from day of breach, cost of preparation and all other costs allowed by the court.

8.	Authority. By signing this Agreement, the signing party represents that he has unconditional authority to enter the Agreement on behalf of Client.

9.
Confidentiality. This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of parties.  No modification of this agreement shall be binding unless agreed in writing by the parties.  If any term, condition or provision of this agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain in force and effect.

ACCEPTED AND AGREED TO THIS 31st DAY OF AUGUST 2009

COLLEGESTOCK, INC.

By: /s/ Thomas McCarthy
       Thomas McCarthy, President

INVO BIOSCIENCE, INC.

By: /s/Kathleen Karloff
       Kathleen Karloff, CEO